Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

by and among

Danaher Corporation,

Potomac Holding LLC

and

NetScout Systems, Inc.

Dated as of [—]

FORM OF TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [—], is by and among Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holding LLC, a Delaware limited liability company (“Newco”), and NetScout Systems, Inc., a Delaware corporation (“NetScout”). Each of Danaher, Newco and NetScout is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Danaher is engaged, directly and indirectly, in the Communications Business;

WHEREAS, the Board of Directors of Danaher has determined that it is advisable and in the best interests of Danaher and Danaher’s shareholders to separate the Communications Business from the other businesses of Danaher and to divest the Communications Business in the manner contemplated by the Distribution Agreement and the Merger Agreement;

WHEREAS, Danaher and Newco have entered into the Distribution Agreement pursuant to which (a) (i) Danaher will, and will cause its Subsidiaries to, transfer certain assets, liabilities and subsidiaries of the Communications Business to Newco and its Subsidiaries, and (ii) Newco will, and/or will cause one or more of its Subsidiaries to, transfer certain assets, liabilities, subsidiaries and/or businesses to Danaher and its Subsidiaries, as a result of which Newco will own, directly and indirectly through its Subsidiaries, the Communications Business and will not own, directly or indirectly through its Subsidiaries, any of the Danaher Business (collectively, the “Restructuring”), and (b) Danaher will distribute the interests in Newco to its shareholders (the “Distribution”) as described therein;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, certain steps of the Restructuring and the Distribution shall qualify as tax-free transactions within the meaning of Section 355(a) and/or Section 368(a)(1)(D) of the Code;

WHEREAS, Danaher has requested the IRS Ruling from the IRS;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, RS Merger Sub I, Inc. shall be merged (the “Merger”) with and into Newco, with Newco surviving the Merger as a wholly owned subsidiary of NetScout, and the Newco Common Units shall be converted into the right to receive shares of common stock of NetScout on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

WHEREAS, immediately following the Merger, Newco will merge with and into RS Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of NetScout (“Merger Sub II”) with Merger Sub II surviving the merger (such merger, the “LLC Merger”) in the manner contemplated by the Merger Agreement; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Restructuring and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Carryback” has the meaning set forth in Section 4.02(b).

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Communications Business” has the meaning set forth for in the Distribution Agreement.

“Confidentiality Agreement” has the meaning set forth in the Merger Agreement.

“Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Danaher” has the meaning set forth in the preamble to this Agreement.

“Danaher Business” means any businesses currently or formerly conducted by any member of the Danaher Group, other than the Communications Business.

“Danaher Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Danaher as the Common Parent.

“Danaher Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Danaher Consolidated Return.

“Danaher Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Danaher or any Danaher Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Danaher, any assets of Danaher or any assets of any Danaher Entity that, or (c) any breach by Danaher or any Danaher Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Tax-Free Status of the Transactions; provided, however, the term “Danaher Disqualifying Action” shall not include any action described in or contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution.

“Danaher Entity” means any Subsidiary of Danaher immediately after the Effective Time.

“Danaher Group” means, individually or collectively, as the case may be, Danaher and any Danaher Entity.

“Danaher Taxes” means, without duplication, (a) any Danaher Consolidated Taxes, (b) any (i) gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Newco or any member of the Newco Group at the time of the Distribution, (ii) net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) associated with deferred intercompany transactions between a Newco Group member and a Danaher Group member, and (iii) gains described in clause (i) or (ii) that are imposed under similar state, local or non-U.S. Law, (c) any Taxes imposed on Newco or any member of the Newco Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of Newco or any such member being or having been included as part of a Danaher Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law), (d) any Taxes not described in clause (a), (b) or (c) (including any Taxes resulting from an Adjustment) of Danaher or any Subsidiary or former Subsidiary of Danaher for any Pre-Closing Period and, with respect to a Straddle Period, the portion of such period ending at the end of the day on the Closing Date (determined in accordance with Section 2.05), (e) any Taxes attributable to a Danaher Disqualifying Action, (f) any Transaction Taxes, and (g) any Transfer Taxes, in each case other than Newco Taxes.

“Disqualifying Action” means a Danaher Disqualifying Action or a Newco Disqualifying Action.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agreement” means the Separation and Distribution Agreement by and between Danaher and Newco dated as of October 12, 2014.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of [—].

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement (including, without limitation, the LLC Merger) or that is undertaken pursuant to the Restructuring or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (a) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (b) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a).

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” means the U.S. federal income Tax ruling, and any supplements thereto, issued to Danaher by the IRS in connection with the Restructuring and the Distribution.

“IRS Ruling Request” means any letter filed by Danaher with the IRS requesting a ruling regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“LLC Merger” has the meaning set forth in the recitals to this Agreement.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Agreement” has the meaning set forth in the Distribution Agreement.

“Merger Sub II” has the meaning set forth in the recitals to this Agreement.

“Mixed Business Income Tax Return” means any Income Tax Return (other than a Danaher Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that reflects or reports Income Taxes that relate to at least one asset or activity that is part of the Danaher Business, on the one hand, and at least one asset or activity that is part of the Communications Business, on the other hand.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that reflects or reports Non-Income Taxes that relate to at least one asset or activity that is part of the Danaher Business, on the one hand, and at least one asset or activity that is part of the Communications Business, on the other hand.

“Mixed Business Non-Income Taxes” means any U.S. federal, state or local, or foreign Non-Income Taxes attributable to any Mixed Business Non-Income Tax Return.

“Mixed Business Non-U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business Non-U.S. Income Taxes are reflected or reported.

“Mixed Business Non-U.S. Income Taxes” means any foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business U.S. Income Tax Return” means any Mixed Business Income Tax Return on which Mixed Business U.S. Income Taxes are reflected or reported.

“Mixed Business U.S. Income Taxes” means any U.S. federal, state or local Income Taxes attributable to any Mixed Business Income Tax Return.

“NetScout” has the meaning set forth in the preamble to this Agreement.

“Newco” has the meaning set forth in the preamble to this Agreement.

“Newco capital stock” means the equity interests in Newco, treated as stock for U.S. federal income tax purposes.

“Newco Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Newco or any Newco Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Newco, any assets of Newco or any assets of any Newco Entity that, or (c) any breach by Newco or any Newco Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, would affect the Tax-Free Status of the Transactions; provided, however, that the term “Newco Disqualifying Action” shall not include any action (including, without limitation, the LLC Merger) described in or contemplated by the Distribution Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Restructuring or the Distribution.

“Newco Employee” has the meaning set forth in Section 4.04(b).

“Newco Entity” means any Subsidiary of Newco immediately after the Effective Time.

“Newco Excluded Taxes” means (a) any Transaction Taxes and (b) Taxes caused by a Danaher Disqualifying Action, in each case except to the extent attributable to a Newco Disqualifying Action.

“Newco Group” means, individually or collectively, as the case may be, Newco and any Newco Entity.

“Newco Taxes” means, without duplication, (a) any Taxes of Danaher or any Subsidiary or former Subsidiary of Danaher for any Post-Closing Period attributable to the Tax Items properly attributable to assets or activities of the Communications Business, as determined pursuant to Section 2.08, and (b) any Taxes attributable to a Newco Disqualifying Action, in each case including any Taxes resulting from an Adjustment. For the avoidance of doubt, Newco Taxes shall not include any Newco Excluded Taxes.

“Non-Income Tax Return” means any Tax Return relating to Taxes other than Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinions” means the opinions of Counsel with respect to certain Tax aspects of the Transactions.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Distribution Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Newco management or shareholders, is a hostile acquisition, or otherwise, as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Newco and/or one or more holders of outstanding shares of Newco capital stock, as the case may be, a number of shares of Newco capital stock that would, when combined with any other direct or indirect changes in ownership of Newco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger and the LLC Merger), comprise 50% or more of (a) the value of all outstanding shares of stock of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Newco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Newco or NetScout of, or the issuance of stock pursuant to, a shareholder rights plan or (ii) issuances by Newco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders (except to the extent provided otherwise in the IRS Ruling). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, neither the Merger nor the LLC Merger shall constitute a Proposed Acquisition Transaction.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Restructuring” has the meaning set forth in the recitals to this Agreement.

“Restructuring VAT” means any VAT arising pursuant to the Restructuring or otherwise arising prior to the Closing Date.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Danaher Business, on the one hand, or the Communications Business, on the other (but not both).

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“Single Business Taxes” means any U.S. federal, state or local, or foreign Taxes attributable to any Single Business Return.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Distribution Agreement.

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax-Free Status of the Transactions” means the qualification of the Transactions for the intended tax treatment set forth in the Opinions and/or the IRS Ruling.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Materials” has the meaning set forth in Section 6.01(a).

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the Danaher Business or the Communications Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Taxes” means (a) any Taxes imposed on or by reason of the Restructuring, other than any such Taxes caused by a Newco Disqualifying Action, and (b) any Taxes payable by reason of the distribution of cash or any other property from Newco to Danaher. For the avoidance of doubt, Transaction Taxes include, without limitation, Taxes payable by reason of the settlement of Intercompany Accounts as contemplated by Section 1.07 of the Distribution Agreement.

“Transactions” means the Restructuring, the Distribution and the other transactions contemplated by the Distribution Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Restructuring or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Danaher, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

“U.S. Income Taxes” means any Income Taxes imposed by or payable to the United States, any State or any political subdivision of the United States or any State.

“VAT” means the value added tax provided for in European Union Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or European Union Directive 77/388/EEC together with legislation supplemental thereto and any similar tax in any other jurisdiction.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Distribution Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 U.S. Income Tax Returns.

(a) Danaher Consolidated Returns. Danaher shall prepare and file all Danaher Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Newco or any Newco Entity on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

(c) Mixed Business U.S. Income Tax Returns.

(i) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Mixed Business U.S. Income Tax Return for a Pre-Closing Period

or a Straddle Period required to be filed by Danaher or a Danaher Entity and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(ii) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Mixed Business U.S. Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity after the Closing Date, if any, and shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

(d) Single Business U.S. Income Tax Returns.

(i) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Danaher or a Danaher Entity, if any, and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(ii) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Single Business Return that relates to U.S. Income Taxes for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity after the Closing Date, if any, and shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

Section 2.02 Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns.

(a) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Danaher or a Danaher Entity and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes.

(b) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Mixed Business Non-U.S. Income Tax Return and any Mixed Business Non-Income Tax Returns, in each case for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity after the Closing Date, and Newco shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

Section 2.03 Single Business Returns. Except as set forth in Section 2.01(d), (a) Danaher shall prepare and file (or cause a Danaher Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Danaher or a Danaher Entity and shall pay, or cause such Danaher Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Newco shall reimburse Danaher for any such Taxes that are Newco Taxes, and (b) Newco shall prepare and file (or cause a Newco Entity to prepare and file) any Single Business Return for a Pre-Closing Period or a Straddle Period required to be filed by Newco or a Newco Entity and shall pay, or cause such Newco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Danaher shall reimburse Newco for any such Taxes that are Danaher Taxes.

Section 2.04 Tax Return Procedures.

(a) Procedures relating to Tax Returns other than Single Business Returns.

(i) Danaher Consolidated Returns. With respect to all Danaher Consolidated Returns for the taxable year which includes the Closing Date, Danaher shall use the closing of the books method under Treasury Regulation Section 1.1502-76. Danaher shall inform Newco of (i) any changes to accounting methods relating to the Communications Business reflected on a Danaher Consolidated Return, and (ii) any election filed under Treasury Regulations Section 301.7701-3 with respect to a Newco Entity.

(ii) Mixed Business Tax Returns. To the extent that the positions taken on any Mixed Business U.S. Income Tax Return, Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return would reasonably be expected to materially adversely affect the Tax position of the party other than the party that is required to prepare and file any such Tax Return pursuant to Section 2.01 or 2.02 (the “Reviewing Party”) for any period after the Closing, the party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Communications Business or the Danaher Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Procedures relating to Single Business Returns. The Party that is required to prepare and file any Single Business Return pursuant to Section 2.01(d) or 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.01(d) or 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c) Notwithstanding anything to the contrary in this Article II, (i) the portion of any Tax Return that relates to any Taxes attributable to a Danaher Disqualifying Action shall be prepared by Danaher in the manner determined by Danaher in its sole discretion (or, if such Tax Return is required to be prepared by Newco, be prepared by Newco in the manner determined by Danaher in its sole discretion), and (ii) the portion of any Tax Return that relates to any Taxes attributable to a Newco Disqualifying Action shall be prepared by Newco in the manner determined by Newco in its sole discretion (or, if such Tax Return is required to be prepared by Danaher, be prepared by Danaher in the manner determined by Newco in its sole discretion). For the avoidance of doubt, the foregoing sentence shall apply only to the extent that the Parties shall be aware of the Danaher Disqualifying Action or the Newco Disqualifying Action at the time such Tax Return is prepared.

Section 2.05 Straddle Period Tax Allocation. Danaher and Newco shall take all actions necessary or appropriate to close the taxable year of Newco and each Newco Entity for all Tax purposes as of the close of the Closing Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit Newco or a Newco Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of Newco or such Newco Entity as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.06 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Danaher or a Danaher Entity or Newco or a Newco Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Danaher or Newco to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 2.07 Expenses. Except as provided in Section 8.01 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.08 Apportionment of Newco Taxes. For all purposes of this Agreement, but subject to Section 4.03, Danaher shall determine in good faith which Tax Items are properly attributable to assets or activities of the Communications Business (and in the case of a Tax Item that is properly attributable to both the Communications Business and the Danaher Business, the allocation of such Tax Item between the Communications Business and the Danaher Business). To the extent that Newco may in good faith disagree with any such apportionment, any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by Danaher. Danaher shall pay, and shall indemnify and hold Newco harmless from and against, without duplication, (a) all Danaher Taxes, (b) all Taxes incurred by Newco or any Newco Entity by reason of the breach by Danaher of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02 Indemnification by Newco. Newco shall pay, and shall indemnify and hold Danaher harmless from and against, without duplication, (a) all Newco Taxes, (b) all Taxes incurred by Danaher or any Danaher Entity by reason of the breach by Newco of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03 Characterization of and Adjustments to Payments.

(a) For all Tax purposes, Danaher and Newco agree to treat any payment required by this Agreement (other than payments with respect to interest accruing after the Closing Date) as either a contribution by Danaher to Newco or a distribution by Newco to Danaher, as the case may be, occurring immediately prior to the Closing Date.

(b) Notwithstanding the foregoing, any payment made pursuant to Article III of this Agreement shall be (i) decreased to take into account the present value of any Tax Benefit made allowable to the Indemnified Party (or any of its affiliates) arising from the incurrence or payment of the relevant indemnified item (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any Tax Cost of the Indemnified Party (or any of its affiliates) arising from the receipt of the relevant indemnity payment (but taking into account the present value of all correlative Tax Benefits resulting from the payment of such Tax Cost). For purposes of this Section 3.03(b), any Tax Benefit or Tax

Cost, as applicable, shall be determined (i) using the highest marginal rates in effect at the time of the determination, (ii) assuming the Indemnified Party will be liable for such Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii) assuming that any such Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 3.03(b) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

Section 3.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment.

ARTICLE IV

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 4.01 Refunds and Credits.

(a) Except as provided in Section 4.02, Danaher shall be entitled to all Refunds of Taxes for which Danaher is responsible pursuant to Article III, and Newco shall be entitled to all Refunds of Taxes for which Newco is responsible pursuant to Article III. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Article III, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and III hereof with the Tax liability of such Party as determined under Section 2.08, taking into account the facts as utilized for purposes of claiming such Refund. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d) If Newco or any of its Subsidiaries receives a Refund attributable to Restructuring VAT, or otherwise utilizes the benefits of a payment of Restructuring VAT (including by way of credit), Newco shall pay, or cause to be paid, to Danaher, within ten (10) days of the receipt of any such Refund or the filing of the Tax Return utilizing any such benefit the amount of such Restructuring VAT to the extent of such Refund, credit or other benefit. For purposes of determining whether Newco or any of its Subsidiaries have received such a Refund, credit or otherwise utilized the benefits of a payment of Restructuring VAT, any refund, credit or other benefit received by Newco or its Subsidiaries shall be considered to be attributable to Restructuring VAT prior to any refund, credit or other benefit being considered to be attributable to other payments of VAT. Newco agrees to claim any refund, offset, credit or other allowance attributable to Restructuring VAT as soon as reasonably possible and to furnish to Danaher at Danaher’s request all information, records and assistance reasonably necessary to verify the amount of any such refund, offset, credit or other allowance.

(e) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

(f) Notwithstanding anything to the contrary in this Agreement, neither Danaher nor Newco shall be required to pay or cause to be paid any Refund to the other Party pursuant to this Section 4.01 if the amount of such Refund is less than $50,000.

Section 4.02 Carrybacks.

(a) The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b) Except to the extent otherwise consented to by Danaher or prohibited by applicable Law, Newco shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period (a “Carryback”). In the event that Newco (or the appropriate member of the Newco Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Danaher consents to a Carryback), Danaher shall cooperate with Newco, at Newco’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to Newco the amount of such Refund, net of any Taxes imposed on the receipt of such Refund, within ten (10) days after such Refund is received; provided, however, that Newco shall indemnify and hold the members of the Danaher Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Danaher Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

Section 4.03 Tax Attributes.

(a) Danaher shall reasonably determine in good faith the allocation of Tax Attributes arising in a Pre-Closing Period to the Danaher Group and the Newco Group in accordance with the Code and Treasury Regulations. Danaher shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice, where applicable. Danaher shall consult in good faith with NetScout regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall incorporate any reasonable comments received in writing from NetScout regarding such allocation and determinations. Danaher and Newco hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

Section 4.04 Treatment of Deductions Associated with Equity-Related Compensation.

(a) Unless otherwise prohibited by applicable Law, from and after the Closing Date, solely Danaher or any member of the Danaher Group, as the case may be, shall be entitled to claim any Tax deduction associated with the exercise in any taxable period of any Danaher stock options or stock appreciation rights by any Newco Employee.

(b) “Newco Employee” means any person employed or formerly employed by any member of the Newco Group at the time of the exercise, vesting, settlement disqualifying disposition or payment, as appropriate.

Section 4.05 Timing Differences. If pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Newco Group as a result of an Adjustment to any Taxes for which a member of the Danaher Group is responsible hereunder (or Tax Attribute of a member of the Danaher Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, or if pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Danaher Group as a result of an Adjustment to any Taxes for which a member of the Newco Group is responsible hereunder (or Tax Attribute of a member of the Newco Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, Newco or Danaher, as the case may be, shall make a payment to either Danaher or Newco, as appropriate, within thirty (30) days following such Final Determination, in an amount equal to the present value of such Tax Benefit (including any Tax Benefit made allowable as a result of the payment) determined (i) using the highest marginal rates in effect at the time of the determination, (ii) assuming the Party to which such Tax Benefit is made allowable will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii)

assuming that the Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the Final Determination.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures Generally.

(a) Tax Proceedings relating to Danaher Consolidated Returns, Mixed Business U.S. Income Tax Returns and Single Business U.S. Income Tax Returns.

(i) Except as provided in Section 5.03, Danaher shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Danaher Consolidated Return, Mixed Business U.S. Income Tax Return, or Single Business Return required to be prepared by Danaher or a Danaher Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Newco is responsible pursuant to Article III, Danaher (A) shall keep Newco informed in a timely manner of all actions proposed to be taken by Danaher with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Newco is responsible pursuant to Article III) and (B), shall permit Newco to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Newco is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Newco, which shall not be unreasonably withheld, delayed or conditioned.

(ii) Except as provided in Section 5.03, Newco shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business U.S. Income Tax Return or Single Business Return required to be prepared by Newco or a Newco Entity pursuant to Section 2.01, and any such defense shall be made diligently and in good faith; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Danaher is responsible pursuant to Article III, Newco (A) shall keep Danaher informed in a timely manner of all actions proposed to be taken by Newco with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Danaher is responsible pursuant to Article III) and (B) shall permit Danaher to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Danaher is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of Danaher, which shall not be unreasonably withheld, delayed or conditioned.

(b) Tax Proceedings relating to Mixed Business Non-U.S. Income Tax Returns and Mixed Business Non-Income Tax Returns. The Preparing Party with respect to any Mixed Business Non-U.S. Income Tax Return or Mixed Business Non-Income Tax Return shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to such Tax Return and any such defense shall be made diligently and in good faith; provided that the Preparing Party shall (i) keep the Reviewing Party informed in a timely manner of all actions proposed to be taken by the Preparing Party with respect to such Tax Proceeding and, (ii) to the extent such Tax Proceeding could materially affect the amount of Taxes for which the Reviewing Party is responsible pursuant to Article III, shall permit the Reviewing Party to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Reviewing Party is responsible pursuant to Article III) and shall not settle any such Tax Proceeding without the prior written consent of the Reviewing Party, which shall not be unreasonably withheld, delayed or conditioned.

(c) Tax Proceedings relating to Single Business Returns. Except as provided in Sections 5.02(a) and 5.03, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding.

Section 5.03 Tax Proceedings in respect of Disqualifying Actions.

(a) Danaher and Newco shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Newco Disqualifying Action.

(b) Danaher shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Danaher Disqualifying Action; provided, that Danaher shall keep Newco informed in a timely manner of all actions proposed to be taken by Danaher and shall permit Newco to participate in all proceedings with respect to such Tax Proceeding.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01 Representations and Warranties.

(a) Newco. Newco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in (i) the IRS Ruling, (ii) the Opinions, (iii) each submission to the IRS in connection with the IRS Ruling Request, (iv) the representation letter from Danaher addressed to Counsel supporting the Opinions, (v) the representation letter from Newco addressed to Counsel supporting the Opinions and (vi) any other materials delivered or deliverable by Danaher or Newco in connection with the rendering by Counsel of the Opinions and the issuance by the IRS of the IRS Ruling (all of the foregoing, collectively, the “Tax Materials”), to the extent they both (A) are descriptive of the Newco Group (including the business purposes for each of the distributions described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Newco Group and the plans, proposals, intentions and policies of the Newco Group after the Effective Time), and (B) relate to the actions or non-actions of the Newco Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(b) Danaher. Danaher hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to Newco and NetScout and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Danaher Group at any time or (B) the Newco Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the distributions described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Danaher Group at any time or the Newco Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the Danaher Group at any time or the Newco Group at any time at or prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c) No Contrary Knowledge. Each of Danaher and Newco represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Restructuring or the Distribution to be other than the Tax-Free Status of the Transactions.

(d) No Contrary Plan. Each of Danaher and Newco represents and warrants that neither it, nor any of its Subsidiaries, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Neither Danaher nor Newco shall, nor shall Danaher or Newco permit, any Danaher Entity or any Newco Entity, respectively, to take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of Danaher Disqualifying Action and Newco Disqualifying Action, respectively.

(b) Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), Newco:

(i) shall continue and cause to be continued the active conduct of the Communications Business, in each case taking into account Section 355(b)(3) of the Code, in all cases as conducted immediately prior to the Distribution;

(ii) shall not voluntarily dissolve or liquidate itself or any Newco Entity (including any action that is a liquidation for federal income tax purposes);

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Newco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through a Subsidiary) any stock, or rights to acquire stock, other than repurchases satisfying the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003-48, 2003-2 C.B. 86), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person (other than pursuant to the Merger and the LLC Merger) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials), in each case which in the aggregate (and taking into account the Merger, the LLC Merger and any other transactions described in this Section 6.02(b)(iii)) would, when combined with any other direct or indirect changes in ownership of Newco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger and the LLC Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Newco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions; and

(iv) shall not, and shall not permit any member of the Newco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 25% of the consolidated gross assets of Newco or the Newco Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Newco or any member of the Newco Group. The percentages of gross assets or consolidated gross assets of Newco or the Newco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Newco and the members of the Newco Group as of the Closing Date. For purposes of this Section 6.02(b)(iv), a merger of Newco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Newco or NetScout shall constitute a disposition of all of the assets of Newco or such Subsidiary.

(c) Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Newco may proceed with any of the actions or transactions described therein, if (i) Newco shall first have requested Danaher to obtain a supplemental ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Danaher shall have received such a supplemental ruling in form and substance reasonably satisfactory to it, (ii) Newco shall have provided to Danaher an Unqualified Tax Opinion in form and substance reasonably satisfactory to Danaher, or (iii) Danaher shall have waived in writing the requirement to obtain such ruling or opinion. For the avoidance of doubt, the presence of a supplemental ruling, an Unqualified Tax Opinion or a waiver from Danaher shall not relieve Newco from indemnification obligations otherwise present under Article III of this Agreement. In determining whether a ruling or opinion is satisfactory, Danaher may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d) Tax Reporting. Each of Danaher and Newco covenants and agrees that it will not take, and will cause its respective Subsidiaries to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

(e) For the avoidance of the doubt, notwithstanding the restrictions set forth in this Section 6.02, (i) Newco shall be permitted to enter into the Merger and the LLC Merger, (ii) Merger Sub II shall be permitted to liquidate or merge with and into NetScout, (iii) Newco may adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Newco notifies Danaher that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Danaher shall cooperate with Newco and use its reasonable best efforts to seek to obtain a supplemental ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Newco to take the Notified Action unless Danaher shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Danaher shall apply for such ruling and Danaher and Newco shall jointly control the process of obtaining such ruling. In no event shall Danaher be required to file any ruling request under this Section 6.03(a) unless Newco represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the Newco Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Newco shall reimburse Danaher for all reasonable costs and expenses incurred by the Danaher Group in obtaining or seeking to obtain a ruling or Unqualified Tax Opinion requested by Newco within ten (10) days after receiving an invoice from Danaher therefor.

(b) Danaher shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Danaher determines to obtain such ruling or opinion, Newco shall (and shall cause each Newco Entity to) cooperate with Danaher and take any and all actions reasonably requested by Danaher in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS or the law firm issuing such opinion); provided, that Newco shall not be required to make (or cause a Newco Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events over which it has no control. In connection with obtaining such ruling, Danaher shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Danaher shall reimburse Newco for all reasonable costs and expenses incurred by the Newco Group in cooperating with Danaher’s efforts to obtain a supplemental ruling or Unqualified Tax Opinion within ten (10) days after receiving an invoice from Newco therefor.

(c) Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither Newco nor any Newco Subsidiary shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or the Distribution (including the impact of any transaction on the Restructuring or Distribution).

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Danaher Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return that relates to Taxes for which Newco is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries (or, in the case of any Danaher Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which Newco is responsible pursuant to this Agreement).

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 7.02 Retention of Records. Danaher and Newco shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case that relate to a Pre-Closing Period, until seven years following the Closing Date (the “Retention Date”). After the Retention Date, a Party intending to destroy any material records or documents shall provide the other Party with ninety (90) days’ prior written notice and the opportunity to copy or take possession of such records and documents. If, prior to the Retention Date, a Party reasonably determines that any records or documents that it would otherwise be required to preserve and keep under this Section 7.02 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such records or documents upon ninety (90) days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 7.02 shall include a list of the records or documents to be disposed of describing in reasonable detail each file, book, or other record being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy take possession of such records and documents.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Danaher and Newco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Danaher and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.03 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.04 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including without limitation any successor of Danaher or Newco succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement. As of the Effective Time, this Agreement shall be binding on NetScout and NetScout shall be subject to the obligations and restrictions imposed on Newco hereunder, including, without limitation, with respect to the restrictions imposed on Newco under Section 6.02, and for the avoidance of doubt any restrictions applicable to Newco shall apply to NetScout mutatis mutandis.

Section 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.07 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Except as provided in Article III with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.09 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Danaher and Newco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.12 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.13 Confidentiality. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives hereunder (including any Information and any Tax Returns).

Section 8.14 Expenses. Except as otherwise provided in this Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses. For the avoidance of doubt, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of Newco or any member of the Newco Group prior to the Effective Time shall be the responsibility of Danaher and shall be assumed in full by Danaher.

Section 8.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.16 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery within a fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to: Danaher, to:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn:	Attila Bodi
Email:	attila.bodi@danaher.com
Facsimile:	(202) 419-7676

Attn:	Jonathan Schwarz
Email:	jonathan.schwarz@danaher.com
Facsimile:	(202) 419-7668

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square
New York, New York 10036
Tel:	(212) 735-3000
Attention:	Joseph A. Coco
Thomas W. Greenberg
E-mail:	joseph.coco@skadden.com
thomas.greenberg@skadden.com
Facsimile:	(917) 777-2000

If to: NetScout or Newco, to:

NetScout Systems, Inc. 310 Littleton Road
Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO
Email: Anil.Singhal@netscout.com
Facsimile:	(978) 614-4004

with a copy to:

Baker & McKenzie LLP 660 Hansen Way Palo Alto, CA 94304
Attn: Matthew Gemello
Facsimile:	(650) 856-9299

with an additional copy to:

Cooley LLP 500 Boylston Street, 14th Floor Boston, Massachusetts 02116
Tel:	(617) 937-2319
Attention:	Miguel J. Vega and Barbara Borden
E-mails:	mvega@cooley.com
bborden@cooley.com
Facsimile:	(617) 937-2400

Any notice to Danaher will be deemed notice to all members of the Danaher Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

Section 8.17 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Danaher Corporation

By
Name:
Title:

Potomac Holding LLC

By
Name:
Title:

NetScout Systems, Inc.

By
Name:
Title: